                                                                    EXHIBIT 11.1

                          SPEEDFAM INTERNATIONAL, INC.

                 COMPUTATION OF COMMON STOCK EARNINGS PER SHARE
                          FOR THE YEARS ENDED MAY 31,
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              1992   1993    1994   1995   1996
                                             ------ ------  ------ ------ ------
Net earnings (loss)........................  $1,054  $(490) $2,351 $1,644 11,821
                                             ====== ======  ====== ====== ======
Average number of common shares outstanding
 during the year...........................   7,488  7,471   7,475  7,468  9,344
Add dilutive impact of stock options.......     144    144     144    678    815
                                             ------ ------  ------ ------ ------
Weighted average common and common
 equivalent shares.........................   7,632  7,615   7,619  8,146 10,159
                                             ====== ======  ====== ====== ======
Net earnings (loss) per share..............  $ 0.14 $(0.06) $ 0.31 $ 0.20 $ 1.16
                                             ====== ======  ====== ====== ======